Exhibit 10.44

SECOND AMENDMENT TO OFFICE LEASE

THIS SECOND AMENDMENT TO OFFICE LEASE (this “Second Amendment”) is made as of Sept. 16th2008, by and between Park Place Trust, a Maryland business trust (“Landlord”) and PharmAthene, Inc., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Office Lease dated September 14, 2006 (the “Original Lease”).

WHEREAS, Landlord and Tenant entered into that certain First Amendment to Office Lease dated January 22, 2007 (the “First Amendment” and, together with the Original Lease, the “Lease”).

WHEREAS, pursuant to the Lease, Landlord has leased to Tenant and Tenant has leased from Landlord certain space (the “Premises”), consisting of approximately twelve thousand five hundred twenty-seven (12,527) rentable square feet of office space located on the fourth (4th) floor of the building known as Park Place Office Building One and located at West Street and Taylor Avenue, Annapolis, Maryland (the “Building”), as more particularly described in the Lease.

WHEREAS, Landlord has agreed to lease to Tenant, and Tenant has agreed to lease from Landlord, approximately 9,329 square feet of additional rentable area on the fifth (5th) floor of the Building (the “Fifth Floor Expansion Space”) as shown on Exhibit A-2 attached hereto.

WHEREAS, Landlord and Tenant desire to amend the Lease upon the terms and conditions set forth in this Second Amendment.

WHEREAS, except as otherwise defined herein, all terms used in this Second Amendment that are defined in the Lease shall have the same meaning as set forth in the Lease.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) cash in hand paid, the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Landlord hereby leases the Fifth Floor Expansion Space to Tenant, and Tenant hereby leases the Fifth Floor Expansion Space from Landlord. With the addition of the Fifth Floor Expansion Space, the Demised Premises (as so expanded, the “Demised Premises Expanded”) shall contain approximately 21,856 rentable square feet.

The Monthly Rent for the Fifth Floor Expansion Space (“Fifth Floor Expansion Space Monthly Rent”) from and after the Fifth Floor Expansion Space Commencement Date (as defined below) shall be as follows:

Period	Fifth Floor Expansion Space Monthly Rent	Rate Per Square Foot

Fifth Floor Expansion Space Commencement		$31.93

Date through end of the Second Lease Year (ending May 31, 2009)	$24,822.91

Third Lease Year	$25,569.23	$32.89

Fourth Lease Year	$26,338.88	$33.88

Fifth Lease Year	$27,131.84	$34.90

Sixth Lease Year	$27,948.13	$35.95

Seventh Lease Year	$28,787.74	$37.03

Eighth Lease Year	$29,650.67	$38.14

Ninth Lease Year	$30,536.93	$39.28

Tenth Lease Year (ending May 31, 2017)	$31,454.28	$40.46

With the addition of the Fifth Floor Expansion Space, Tenant’s Share of Operating Expenses shall be increased from 7.81% to 13.86%, Tenant’s Share of Operating Costs shall be increased from 8.24% to 16.33% and Tenant’s Share of Real Estate Taxes shall be increased from 7.81% to 13.86%, with such increased amounts pro rated to reflect partial year tenancy with respect to the Fifth Floor Expansion Space from the Fifth Floor Expansion Space Commencement Date through the end of that calendar year.

2.             Letter of Credit

Landlord and Tenant acknowledge that Tenant has provided a Security Deposit Letter of Credit (the “Letter of Credit”) in the amount of $183,588.00 pursuant to the First Amendment and Section 6(B) of the Lease and that Tenant had the right to reduce the Letter of Credit by $61,196.00 on the last day of the first Lease Year, which right was not exercised by Tenant. Landlord and Tenant agree that given Tenant’s right to terminate this Second Amendment pursuant to the Fifth Floor Expansion Space Termination Option as provided in Section 4 hereof, and in consideration of Landlord’s willingness to not require an increase in the Letter of Credit immediately upon execution of this Second Amendment, Tenant hereby waives it right to reduce the Letter of Credit until after the exercise or expiration of the Fifth Floor Expansion Space Termination Option.

If Tenant properly exercises the Fifth Floor Expansion Space Termination Option pursuant to Section 4 hereof and this Second Amendment is terminated pursuant thereto, Tenant shall be entitled to take an immediate reduction in the Letter of Credit of

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$61,196.00 and further reductions on the last day of the second, third and fourth Lease Year as outlined in the First Amendment.

If Tenant does not terminate this Second Amendment pursuant to the Fifth Floor Expansion Space Termination Option, on the Fifth Floor Expansion Space Commencement Date, the Letter of Credit shall be increased pro rata from One Hundred Eighty-Three Thousand Five Hundred Eighty-Eight Dollars ($183,588.00) to Three Hundred Twenty Thousand Three Hundred Six Dollars ($320,306.00) and Tenant shall simultaneously be permitted to take a reduction of One Hundred Six Thousand Seven Hundred Sixty-Eight Dollars ($106,768.00), which pro rata increase and reduction shall be evidenced by an amendment to the Letter of Credit to be delivered by Tenant to Landlord on such date, such that on the Fifth Floor Expansion Space Commencement Date the Letter of Credit shall be in the amount of Two Hundred Thirteen Thousand Five Hundred Thirty-Eight Dollars ($213,538). The Letter of Credit Reduction chart contained in Section 6(C) of the Lease shall be deemed deleted and replaced with the following:

	Security Deposit	Security Deposit Remaining
Reduction Date	Reduction Amount	After Reduction

Last day of the second Lease Year	$53,384.33	$160,152.99

Last day of the third Lease Year	$53,384.33	$106,768.66

Last day of the fourth Lease Year	$53,384.33	$53,384.33

3.     Term

(A) The term of the Lease with respect to the Fifth Floor Expansion Space shall commence on the Fifth Floor Expansion Space Commencement Date and shall expire on and be coterminous with the Expiration Date of the Lease, May 31, 2017. The term of the Lease with respect to the Fifth Floor Expansion Space shall also include any properly exercised renewal or extension of the Lease.

(B) The “Fifth Floor Expansion Space Commencement Date” shall be the earlier of (i) the date on which Tenant commences business operations in the Fifth Floor Expansion Space or (ii) the date on which the Fifth Floor Expansion Space Leasehold Work (as defined in Exhibit B-1 attached hereto) is substantially complete (as determined in accordance with Paragraph 10 of Exhibit B-1 attached hereto). Notwithstanding the foregoing, Tenant shall not have any right to commence business operations in the Fifth Floor Expansion Space unless the same are vacant and delivered to Tenant by Landlord and during any period Tenant is in breach of any of its obligations under the Lease. Promptly after the Fifth Floor Expansion Space Commencement Date is ascertained, Landlord shall provide and Tenant shall execute a certificate confirming the Fifth Floor Expansion Space Commencement Date in the form of Exhibit D-2 attached hereto.

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(C) It is presently anticipated that the Fifth Floor Expansion Space will be delivered to Tenant with the Fifth Floor Expansion Space Leasehold Work substantially complete, except as hereinafter provided, on or about February 15, 2009; provided, however, that if Landlord does not deliver possession of the Fifth Floor Expansion Space by such date, Landlord shall not have any liability whatsoever, and except as set forth in the sentence next following, this Second Amendment shall not be rendered void or voidable, as a result thereof. The foregoing notwithstanding, in the event the Fifth Floor Expansion Space Commencement Date has not occurred by June 15, 2009 (as such date may be extended by force majeure and Tenant Delay, as defined in Exhibit B), then Tenant shall have the right to terminate this Second Amendment without penalty upon notice to Landlord given prior to the Fifth Floor Expansion Space Commencement Date. If so terminated, the Lease shall thereafter continue in full force and effect without reference to this Second Amendment.

Except as herein set forth the Fifth Floor Expansion Space shall be deemed part of the Demised Premises Expanded and the Lease shall apply to the Fifth Floor Expansion Space in the same manner it applies to the space originally demised.

4.     Prior to the Fifth Floor Expansion Space Commencement Date, Tenant shall have the option to terminate this Second Amendment (the “Fifth Floor Expansion Space Termination Option”) by providing Landlord with written notice and payment, along with such notice, of the applicable Fifth Floor Expansion Space Termination Fee as follows:

	Fifth Floor Expansion
	Space Termination Fee	Total Fifth Floor Expansion
Notice of Termination	Per Square Foot	Space Termination Fee

Prior to December 1, 2008	$15.00	$139,935.00

Between December 1, 2008 and December 31, 2008	$40.00	$373,160.00

This Fifth Floor Expansion Space Termination Option shall, if not thereto exercised, expire upon the earlier of (A) the date Tenant takes possession of the Fifth Floor Expansion Space or (B) 5:00pm EST on December 31, 2008. In the event this Second Amendment is so terminated, the Lease shall continue in full force and effect in accordance with its terms and without reference to this Second Amendment.

5.     Any and all references in the Lease to “200 Park Place” are hereby deleted and replaced with “One Park Place.”

6.     Landlord’s address in Section 1 of the Lease, and Landlord’s notice address in Paragraph 41 of the Lease, are hereby deleted and replaced with the following: “c/o Jerome J. Parks Companies, One Park Place, Suite 400, Annapolis, Maryland 21401, Attn: Jerome J. Parks.”

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7.     By virtue of the leasing of the Fifth Floor Expansion Space, Tenant shall be entitled to an allocation of two (2) additional contracts for reserved spaces, such contracts to be made available pursuant to Section 8 of the Lease.

8.     This Second Amendment shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

9.     This Second Amendment may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same Second Amendment. Faxed signatures shall have the same binding effect as original signature, and a faxed Second Amendment containing the signatures (original or faxed) of the parties shall be binding.

10.   In all other respects the Lease shall continue in full force and effect in accordance with its terms.

[Signatures contained on the following page]

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Second Amendment to be executed under seal as of the date first above written.

LANDLORD:

PARK PLACE TRUST,
a Maryland business trust

By:	JBJ/Carlyle Park Place LP, a
Delaware limited partnership,
as Trustee

By:	JBJ Management Company,
Inc., a Maryland limited
liability company, Managing
General Partner

By:	/s/ J. Parks	[SEAL]
Name:	J. Parks
Date:	9/16/08

TENANT:

PHARMATHENE, INC.,
a Delaware corporation

By:	/s/ Christopher C. Camut	[SEAL]
Name:	Christopher C. Camut
Title:	VP, Chief Financial Officer

EXHIBIT A-2

FIFTH FLOOR EXPANSION SPACE

(Attached)

PHARMATHENE

PHARMATHENE
PARK PLACE – FIFTH FLOOR

ASK-1
06/09/08

SCALE: NTS

dcs DESIGN

EXHIBIT B-1

WORK AGREEMENT

This Exhibit B-1  is attached to and made a part of that certain Second Amendment to Office Lease dated as of             , 2008 (the “Second Amendment”), between Park Place Trust (“Landlord”) and PharmAthene, Inc. (“Tenant”). Capitalized terms used herein which are not defined in this Work Agreement shall be deemed to have the meanings given such terms in the Lease.

1.                                  Authorized Representatives.

(a)                                  Tenant designates Chris Camut (“Tenant’s Authorized Representative”) as the person authorized to approve in writing all plans, drawings, specifications, change orders, charges and approvals pursuant to this Exhibit (and the act of either of the aforenamed persons shall be sufficient to bind Tenant). Tenant may designate a substitute Tenant’s Authorized Representative by written notice to Landlord. Landlord shall not be obligated to respond to any instructions, approvals, changes, or other communications from anyone claiming to act on Tenant’s behalf other than Tenant’s Authorized Representative. All references in this Exhibit to actions taken, approvals granted, or submissions made by Tenant shall mean that such actions, approvals or submissions have been taken, granted or made, in writing, by Tenant’s Authorized Representative acting for Tenant.

(b)                                 Landlord designates Robert Sudol (“Landlord’s Authorized Representative”) as the person authorized to approve in writing all plans, drawings, specifications, change orders, charges and approvals pursuant to this Exhibit (and the act of either of the aforenamed persons shall be sufficient to bind Landlord). Landlord may designate a substitute Landlord’s Authorized Representative by written notice to Tenant. Tenant shall not be obligated to respond to any instructions, approvals, changes, or other communications from anyone claiming to act on Landlord’s behalf other than Landlord’s Authorized Representative. All references in this Exhibit to actions taken, approvals granted, or submissions made by Landlord shall mean that such actions, approvals or submissions have been taken, granted or made, in writing, by Landlord’s Authorized Representative acting for Landlord.

2.                                       Fifth Floor Expansion Space Leasehold Work. Landlord shall construct the initial leasehold improvements in the Fifth Floor Expansion Space approved by Landlord in accordance with this Exhibit (the “Fifth Floor Expansion Space Leasehold Work”) in substantial conformity with the Fifth Floor Expansion Space Leasehold Work Plans.

3.                                       Architect and Engineers. Landlord shall employ Davis, Carter, Scott Ltd. (the “Fifth Floor Expansion Space Leasehold Architect”) to prepare the Fifth Floor Expansion Space Leasehold Plans (as hereinafter defined). Landlord shall employ Metropolitan Engineering Inc. (the “Fifth Floor Leasehold Engineers”), to prepare the engineering drawings relating to the Fifth Floor Expansion Space Leasehold Work.

4.                                       Reserved.

5.                                       Plans for Fifth Floor Expansion Space Leasehold Work. Tenant shall provide its space plan to Landlord for Landlord’s approval prior to the date shown on the Construction Schedule attached hereto as Schedule B-II (the “Construction Schedule”). Landlord’s approval thereof shall not be unreasonably withheld. Landlord shall cause the Fifth Floor Expansion Space Leasehold Architect and the Fifth Floor Expansion Space Leasehold Engineers to prepare final construction documents for the Fifth Floor Expansion Space Leasehold Work, consistent with the approved space plan no later than the date shown on the Construction Schedule. The construction documents for the Fifth Floor Expansion Space Leasehold Work that have been submitted by Tenant and approved by Landlord shall be referred to herein as the “Fifth Floor Expansion Space Leasehold Plans.”

6.                                       Reserved.

7.                                       Cost of Fifth Floor Expansion Space Leasehold Work.

(a)                                  Landlord shall select the contractor(s) who will be employed to perform the Fifth Floor Expansion Space Leasehold Work (the “Fifth Floor Expansion Space Leasehold Contractor”), based upon the recommendations of Jerome J. Parks Companies, Landlord’s Fifth Floor Expansion Space Project Manager (the “Fifth Floor Expansion Space Project Manager”). Landlord shall cause the contractor to perform the Fifth Floor Expansion Space Leasehold Work in a professional, workmanlike and first class manner consistent with industry standards.

(b)                                 The cost of the design and construction of the Fifth Floor Expansion Space Leasehold Work from shell condition (see Schedule B-I), including all “soft” costs and a construction management fee payable to the Fifth Floor Expansion Space Project Manager in an amount equal to four percent (4%) of the construction bid (collectively, the “Fifth Floor Expansion Space Leasehold Cost”), up to the amount of the Fifth Floor Expansion Space Improvements Allowance described in Paragraph 8 below shall be borne by Landlord. Any portion of the Fifth Floor Expansion Space Leasehold Cost that is in excess of the Fifth Floor Expansion Space Improvements Allowance shall be borne by Tenant and is referred to herein as “Fifth Floor Expansion Space Tenant’s Expenses.” In the event the Fifth Floor Expansion Space Leasehold Cost is expected to (based upon the bid) exceed the amount of the Fifth Floor Expansion Space Improvement Allowance, Landlord shall bill to Tenant the projected excess amount in three (3) equal installments, and one-third of the Fifth Floor Expansion Space Improvement Allowance (less any amounts paid to Tenant in connection with the Fifth Floor Expansion Space Leasehold Plans, as more particularly set forth in Paragraph 8(a) below) shall be applied by Landlord to each installment. The installments shall be due as follows: the first installment to be made at the beginning of construction of the Fifth Floor Expansion Space Leasehold Work, the second installment at approximately the mid-point of its construction, and the third upon substantial completion of construction of the Fifth Floor Expansion Space Leasehold Work. Landlord shall notify Tenant in writing as each installment is credited and notify Tenant of any excess amounts due and owing, and Tenant shall, within fifteen (15) days after receipt of said notice, pay to Landlord the applicable portion of Fifth Floor Expansion Space Tenant’s Expenses. All amounts payable by Tenant pursuant to this Exhibit shall be considered additional rent and subject to the provisions of the section of the Lease entitled “LATE CHARGES.” Following the Fifth Floor Expansion Space Commencement Date,

Landlord and Tenant shall promptly complete a true up of the Fifth Floor Expansion Space Tenant’s Expenses and thereafter Landlord shall pay to Tenant, or Tenant shall pay to Landlord, any amount thereby owing.

8.                                       Fifth Floor Expansion Space Improvements Allowance.

(a)                                  Landlord hereby agrees to grant Tenant an allowance (the “Fifth Floor Expansion Space Improvements Allowance”) in an amount equal to the product of (a) Twenty-Five Dollars ($25.00), multiplied by (b) the number of rentable square feet in the Fifth Floor Expansion Space, to be applied toward the Fifth Floor Expansion Space Leasehold Cost. Tenant may begin drawing funds from the Fifth Floor Expansion Space Improvements Allowance following execution and delivery of the Second Amendment to pay architectural, engineering, construction management and project management costs theretofore or thereafter incurred by Tenant with respect to the Fifth Floor Expansion Space Leasehold Plans. Tenant shall furnish a written requisition for any portion of the Fifth Floor Expansion Space Improvements Allowance that is to be applied toward such expenses, which requisition shall be accompanied by appropriate invoices from the Fifth Floor Expansion Space Leasehold Architect, the Fifth Floor Expansion Space Leasehold Engineers, the Fifth Floor Expansion Space Project Manager, as applicable, along with any release of liens reasonably required by Landlord. Provided such requisition and invoices are received by Landlord no later than the twenty-fifth (25th) day of a calendar month, Landlord shall pay the amount of such requisition (up to the amount of the Fifth Floor Expansion Space Improvements Allowance) by the twentieth (20th) day of the immediately-succeeding calendar month.

(b)                                 Any portion of the Fifth Floor Expansion Space Improvements Allowance, up to Two and 50/100 Dollars ($2.50) per square foot, that is not applied against the Fifth Floor Expansion Space Leasehold Cost may be applied by Tenant toward the cost of voice and data cabling to be installed in the Fifth Floor Expansion Space. Tenant shall furnish a written requisition for any portion of the Fifth Floor Expansion Space Improvements Allowance that is to be applied toward such expenses, which requisition shall be accompanied by appropriate invoices and release of liens from Tenant’s suppliers or consultants. Provided such requisition and invoices are received by Landlord no later than the twenty-fifth (25th) day of a calendar month, Landlord shall pay the amount of such requisition (up to the amount of the Fifth Floor Expansion Space Improvements Allowance) by the twentieth (20th) day of the immediately-succeeding calendar month.

(c)                                  Any portion of the Fifth Floor Expansion Space Improvements Allowance that remains unapplied after application as set forth in Paragraphs 8(a) and (b) above shall be waived and forfeited.

9.                                       Tenant’s Change Orders. If, after preparation and review of the Fifth Floor Expansion Space Leasehold Plans, Tenant requests any change or addition to the work and materials to be provided pursuant to the Fifth Floor Expansion Space Leasehold Plans, then such change order shall require Landlord’s approval only if it has an impact on the base building construction, exterior appearance, base-building systems, or structural integrity of the Building, in which event Landlord’s decision shall be controlling, provided that Landlord shall in good faith endeavor to resolve such dispute in a manner reasonably satisfactory to Tenant. Tenant shall be responsible for any delay in completion of the Fifth Floor Expansion Space Leasehold Work resulting from any change order requested by Tenant. In the event a change order requested by Tenant with respect to the Fifth Floor Expansion Space Leasehold Plans causes the Fifth Floor Expansion Space Leasehold Cost to exceed the amount of the Fifth Floor Expansion Space Improvements Allowance, then all additional expenses attributable to any such change or addition requested by Tenant and approved by Landlord, shall be payable by Tenant, within ten (10) days after the Fifth Floor Expansion Space Project Manager’s submission to Tenant of a statement of the additional expenses actually incurred and attributable to such change order, as additional rent. Landlord may cause Tenant to make reasonable substitutions (i.e., by substituting materials of comparable quality, cost and performance specifications) for materials specified in the Fifth Floor Expansion Space Leasehold Plans if any materials specified in the Fifth Floor Expansion Space Leasehold Plans cannot reasonably be obtained at the job site in time to be incorporated into the Fifth Floor Expansion Space Leasehold Work in the normal progression and diligent prosecution of the Fifth Floor Expansion Space Leasehold Work. Landlord and Tenant shall endeavor in good faith to identify all Long Lead Items prior to construction. No material substitutions shall be made without Tenant’s prior approval; however, if Tenant withholds its approval, any delay in obtaining and incorporating the originally specified materials (and any consequent delay in completing other work that appropriately must follow incorporation of such delayed materials into the Fifth Floor Expansion Space Leasehold Work) shall be deemed a Tenant Delay.

10.                                 Substantial Completion.

(a)                                  Except as provided in Paragraph 10(b) below, the Fifth Floor Expansion Space Leasehold Work shall be deemed to be substantially complete when the Fifth Floor Expansion Space Leasehold Work (except for punch list items and Long Lead Items (as hereinafter defined)) has been completed in substantial conformity with the Fifth Floor Expansion Space Leasehold Plans as evidenced by the Fifth Floor Expansion Space Leasehold Architect’s issuance of a certificate of substantial completion (the issuance thereof not to be unreasonably withheld) and issuance by the appropriate governmental authority(ies) of a certificate of occupancy for the Fifth Floor Expansion Space (or Landlord’s certification that all governmental inspections necessary for the issuance thereof have been successfully completed, and that an application therefor has been submitted).

(b)                                 Notwithstanding the foregoing, if Landlord shall be delayed in completing the Fifth Floor Expansion Space Leasehold Work as a result of: (i) Tenant’s failure to comply with any deadline specified in this Exhibit or the Construction Schedule attached hereto as Schedule II, (ii) Tenant’s request for changes to the Fifth Floor Expansion Space Leasehold Plans subsequent to the date that such plans or construction documents were prepared and reviewed where such changes result in an actual delay as reasonably determined by Landlord and agreed to by the Fifth Floor Expansion Space Project Manager, (iii) Tenant’s failure to pay when due any portion of the Fifth Floor Expansion Space Tenant’s Expenses or any other sums payable by Tenant pursuant to this Exhibit, (iv) Tenant’s request for materials, finishes or installations as part of the Fifth Floor Expansion Space Leasehold Work which constitute Long Lead Items, (v) any delay in obtaining a building permit with respect to the Fifth Floor Expansion Space Leasehold Work caused by the act or omission of Tenant, or (vi) the performance (or failure thereof) of any work by any person or firm employed or retained by

Tenant, then for purposes of determining the Fifth Floor Expansion Space Commencement Date, the work and materials to be provided by Landlord pursuant to this Exhibit shall be deemed to have been substantially completed on the date that they would have been substantially completed if such delay or delays (each of which is referred to herein as a “Tenant Delay”) had not occurred. Landlord agrees to use good faith reasonable efforts to counter the effect of any Tenant Delay, including but not limited to employing overtime labor, provided that Landlord shall notify Tenant in writing prior to incurring additional expenses of the estimated amount of such expenses and the amount, if any, by which Landlord anticipates such additional expenses to exceed the Fifth Floor Expansion Space Improvements Allowance; however, Landlord shall not be obligated to expend any additional amounts in such efforts (e.g., by employing overtime labor) unless Tenant agrees in advance to bear any incremental cost associated with such efforts (whether or not such efforts are ultimately successful).

(c)                                  The term “Long Lead Item” shall mean any item or material element of the Fifth Floor Expansion Space Leasehold Work identified during the design or award process that, due to circumstances beyond the reasonable control of Landlord (including, without limitation, long lead times necessary for fabrication or delivery) will not be at the Fifth Floor Expansion Space in time to be completed and installed prior to the anticipated occupancy date (i.e., January 1, 2009).

1 1.                              Punchlist and Possession. Prior to the Fifth Floor Expansion Space Commencement Date, Landlord shall schedule a mutually agreeable time with Tenant to walk through the Fifth Floor Expansion Space and prepare a punchlist setting forth any defects or incomplete work. Tenant’s taking of possession of the Fifth Floor Expansion Space shall constitute Tenant’s acknowledgement that the Fifth Floor Expansion Space is in good condition and that all work and materials are satisfactory, except as to any items set forth in such punchlist and except as to latent defects discovered by Tenant within three hundred thirty (330) days following the Fifth Floor Expansion Space Commencement Date. Landlord will endeavor in good faith and use commercially reasonable efforts to correct and complete those defects and incomplete items described in such punchlist within sixty (60) days after the Fifth Floor Expansion Space Commencement Date, and will promptly correct any latent defects timely brought to Landlord’s attention by Tenant.

12.                                 As-Built Drawings. Upon completion of the Fifth Floor Expansion Space Leasehold Work, Tenant shall cause the Fifth Floor Expansion Space Leasehold Contractor to furnish a set of “as-built” drawings to the Fifth Floor Expansion Space Leasehold Architect, who shall prepare the record set of “as-built” legends, schedules and plans in Mylar-reproducible form and in CADD form, all of which shall be at Tenant’s cost and expense subject to application of the Fifth Floor Expansion Space Improvements Allowance. Such “as built” drawings and CADD files shall be delivered to Landlord within sixty (60) days following the Fifth Floor Expansion Space Commencement Date.

EXHIBIT “B-1”

SCHEDULE B-I

PARK PLACE
OFFICE BUILDING ONE

BUILDING SHELL DEFINITION (2nd -5th Floors)

Structure:	Composite metal deck with 3.5” Concrete, on steel frame, 100-lbs/sq. ft. with 80-lbs/ sq. ft. live load and 20-lbs/sq. ft. dead load capacity.

Exterior:	Architectural finish precast concrete, face brick, exterior insulation finish system and low-e glass in fixed aluminum frame systems.

Lobby:

Main lobby with entrance from West Street. Lobby features polished stone flooring, wood paneling with all glass doors. Main Elevator Lobby with stone at walls and stainless steel elevator doors and frames.

Column Spacing:	Approximately thirty feet by forty five feet (30’ by 45’) column spacing.

Roof:	Modified Bituminous Roofing System with insulation board.

Slab to Slab Height:	Twelve feet four inches (12’-4”)

Finish Ceiling Height:	Nine feet (9’-0”)

Perimeter Walls:	Exterior perimeter walls or premises shall be sheetrocked, taped, spackled and ready to receive standard paint finishes under tenant improvements.

HVAC System:

An air-conditioned shell with sheet metal trunk ductwork in place, supplied from the floor air handling system as described below or its functional equivalent. The system will be designed in accordance with the following temperature design criteria:

Building HVAC design criteria shall be:

Indoor Conditions:

Summer – 75 degrees F. db, +/- 2 degrees and 50% RH, +/- 5%

Winter - 70 degrees F. db, +/- 2 degrees and 30% RH, +/- 5%

The above indoor conditions will be maintained based on following:
Outdoor Conditions:

Summer – 95 degrees F. db / 78 degrees F. wb.

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Winter – 10 degrees F. db.

Light colored blinds, fully extended with slats at a 45 degree angle, or draperies fully closed, coincident with peak sun load.

Space electrical load of 8 watts per sf, consisting of 2.5 watts/sf for lighting and 5.5 watts/sf for office equipment.

People density based on one person per 150 sf.

Outside air for ventilation will be provided at the rate of 20 cfm per person, based on the people density noted above, consistent with the current ASHRAE Guidelines for acceptable indoor air quality and current Codes.

Winter humidification will be provided utilizing package electric steam humidifiers.

Each floor will be served by two self-contained VAV air-conditioning units with waterside economizer coil for free cooling. Conditioned air will be delivered through medium pressure ductwork to VAV terminal units for zone control.

Fan powered type VAV terminal unit will be provided for every 500 sf (approximate) of perimeter zone and a shut-off type VAV terminal unit will be provided for every 1000 sf (approximate) of interior zone.

All medium pressure ductwork up to the VAV terminal units and all the VAV terminal units will be provided under base building work.

All low pressure ductworks, diffusers and flexible ductwork will be provided under tenant improvement work.

Outside air riser for tenant’s conference rooms and other high occupancy space will be provided with the maximum capacity of 800 CFM per floor.

Condenser water risers serving each floor will be provided under Base Building Work and will be available to the tenants for the twenty four (24) hour operation of tenant supplied air conditioning units.

Electrical System:

A single electrical service entrance, with vault mounted transformers outside of building, will supply three phase, four-wire, and 480/277 Volt service. Transient Voltage Surge Suppression (TVSS) will be provided at the electrical service entrance. Typical building electrical distribution system will include 480V plug-in bus risers with step down dry type, K- rated transformers for 120/208V for Tenant power distribution at each floor. 5.5 watts per square foot is available for Tenant receptacle and equipment use and 2.5 watts per square foot is provided for Tenant lighting. Power systems/capacities are up-gradable for Tenant flexibility.

Life Safety:

Fire standpipe and base building fire alarm system will be installed per building code. The building’s main sprinkler risers and loop system will be sized to support a sprinkler head density of 130 sq. ft. per head. Upturned sprinkler heads will be provided with the base building at a spacing of one head per 225 sq. ft. The addition and relocation of sprinkler heads and branch lines will be at Tenant’s cost.

All necessary life-safety systems required by current codes in the Common Areas shall be installed, which shall include, but not be limited to, Building standard voice communication speakers, fire pull stations, fire alarm strobe lights, smoke detectors, exit lights, fire extinguishers and cabinets. Life-safety devices within Tenant’s Premises will be at Tenant’s cost.

Plumbing:	Four inch (4”) capped sanitary connections and two inch (2”) capped vent connections are available at lavatory and water cooler waste stacks (four locations).

One inch (1”) capped cold water connections are available at water closet and water cooler supply risers (four locations).

Window Coverings:	One-inch slat venetian blinds will be installed under the base building at office spaces.

Energy Management:	Automated, direct digital, base building energy management system.

Elevators:	2 traction passenger high speed elevators, with 3,500 lb. capacity and 1 traction passenger/freight high speed elevator, with 4,000 lb. capacity.

Rest Rooms:

Women and Men’s restrooms will be fully finished on each floor with base building. Restroom finishes will include granite/stone countertops, ceramic tile floors and base, and 6’0” ceramic tile wainscot on wet walls. Remaining walls will receive wall covering. Ceilings will be painted drywall.

Access System:	Kastle, or compatible perimeter and elevator key card entry system.

Telephone/Data Risers:	Sleeves for future vertical risers are provided on each floor of the building.

EXHIBIT “B-1”
SCHEDULE B-II

TENANT WORK CONSTRUCTION SCHEDULE

EXHIBIT “B”

SCHEDULE B-I1

TENANT WORK CONSTRUCTION SCHEDULE
PHARMATHENE – 9,329 rsf on 5th Floor

			Responsibility
	Target Date	Duration (cd’s)	Tenant	Landlord
Lease Execution	15-Sep-08	0	X	X
Prepare and Submit Space Plan	29-Sep-08	14	X
Tenant Approval of Space Plan	1-Oct-08	2	X
Prepare and Submit Construction Documents	29-Oct-08	28		X
Tenant Approval of Construction Documents	3-Nov-08	5	X
Building Permit Process	15-Dec-08	42	X
Bidding/Pricing of Construction Documents	1-Dec-08	28		X
Tenant Approval of Build-out Cost	4-Dec-08	3	X
Start Construction of Tenant Sapce	14-Dec-08	10		X
Space Ready for Occupancy	15-Feb-09	63	X	X
		153	cal. Days
		22	weeks

EXHIBIT “D-2”

DECLARATION AS TO DATE OF DELIVERY
AND ACCEPTANCE OF POSSESSION OF
THE FIFTH FLOOR EXPANSION SPACE

Attached to and made a part of the Second Amendment to Office Lease (the “Second Amendment”), dated the                day of                       , 2008, entered into by and between Park Place Trust, as Landlord and PharmAthene, Inc., as Tenant.

Landlord and Tenant do hereby declare and evidence that possession of the Fifth Floor Expansion Space was accepted by Tenant on the         day of                             , 20   . The Second Amendment is now in full force and effect. For the purpose of this Second Amendment, the Fifth Floor Expansion Space Commencement Date is established as the         day of                          , 20      As of the date of delivery and acceptance of possession of the Fifth Floor Expansion Space as herein set forth, there is no right of set off against rents claimed by Tenant against Landlord.

LANDLORD:

PARK PLACE TRUST, a Maryland Business Trust

By:	JBJ/Carlyle Park Place LP, a Delaware limited partnership,
as Trustee

By:	JBJ Management Company, Inc., a Maryland limited
liability company, its Managing General Partner

By:

Name:

Title:

TENANT:

PHARMATHENE, INC., a Delaware corporation

By:

Name:

Title:

1